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                                                                  EXHIBIT (a)(4)

                            PAINEWEBBER INCORPORATED

                          CAPSTEAD MORTGAGE CORPORATION
                           OFFER TO PURCHASE FOR CASH
                     UP TO 10,000,000 SHARES OF COMMON STOCK
                     AT A PURCHASE PRICE OF $4.55 PER SHARE

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON JANUARY 14, 2000, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks,                         December 9, 1999
Trust Companies and Other Nominees:

     Capstead Mortgage Corporation, a Maryland corporation (the "Company"), has engaged us to act as Dealer Manager in connection with its offer to purchase up to 10,000,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, par value $0.01 per share ("Common Stock"), at a cash purchase price of $4.55 per share (the "Purchase Price"), net to the seller, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Subject to the foregoing, all shares of Common Stock properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn, will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares not purchased because of the proration provisions will be returned at the Company's expense to the stockholders who tendered such shares.

     The Company reserves the right, in its sole discretion, to purchase more than an aggregate of 10,000,000 shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 10,000,000 shares of Common Stock (or such greater number of shares as the Company may elect to purchase) are properly tendered, and not properly withdrawn, the Company will buy shares first from any person (an "Odd Lot Holder") who owned of record or beneficially as of the close of business on December 8, 1999 and who continues to own of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and so certifies in the appropriate place on the Letter of Transmittal (and, if applicable, on a Notice of Guaranteed Delivery), and who properly tenders all such person's shares, and then on a pro rata basis from all other stockholders who properly tender shares (and do not properly withdraw such shares prior to the Expiration Date).

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   The Offer to Purchase dated December 9, 1999;

     2. The Letter of Transmittal for use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender shares;

     3. A letter to the stockholders of the Company dated December 9, 1999 from Ronn K. Lytle, Chairman and Chief Executive Officer of the Company;

     4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender shares pursuant to the Offer if none of the procedures for tendering shares set forth in the Offer to Purchase can be completed on a timely basis;



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     5.   A printed form of letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certificate of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to Norwest Bank Minnesota, N.A., as Depositary for the Offer (the "Depositary").

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON, JANUARY 14, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date may tender their shares according to the procedure for guaranteed delivery set forth in Section 4 of the Offer to Purchase.

     No fees or commissions will be payable for the Company or any officer, director, stockholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer (other than fees paid to Corporate Investor Communications, Inc., as Information Agent and to PaineWebber Incorporated, as Dealer Manager, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer.

     Requests for documents relating to the Offer may be directed to Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072, the Information Agent for the Offer, at (877) 842-2407. Questions regarding the Offer may be directed to PaineWebber Incorporated, 1285 Avenue of the Americas, New York, NY 10019, the exclusive Dealer Manager for the Offer, at (888) 559-8850. Requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone numbers set forth above.

                                         Very truly yours,


                                         PAINEWEBBER INCORPORATED


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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